EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT (this “Agreement”), made as of the Effective Date (as defined in paragraph 26 below), by and among FIATP SSF TIMBER LLC, a Delaware limited liability company (hereinafter referred to as “Seller”), CATCHMARK TIMBER TRUST, INC., a Maryland corporation (hereinafter referred to as “Purchaser”) and FIRST AMERICAN TITLE INSURANCE COMPANY (hereinafter referred to as “Escrow Agent”);

W I T N E S S E T H:

WHEREAS, Seller is the owner of those certain tracts or parcels of land in Kershaw, Richland and Sumter Counties, State of South Carolina, containing approximately ± 23,985 acres, which tracts or parcels are more fully described and shown in Exhibit A attached hereto, and hereby made a part hereof, together with all buildings, structures, and other improvements located thereon, all tenements, hereditaments, easements, appurtenances and privileges thereto belonging, all trees, timber, sand, gravel and crops now located thereon or thereunder, and all oil, gas and mineral rights and interests not reserved or conveyed by Seller’s predecessors in title (hereinafter referred to collectively as the “Property”); and

WHEREAS, Purchaser desires to purchase and Seller desires to sell the Property;

NOW, THEREFORE, the parties have agreed and do hereby agree as follows:

1.Agreement of Purchase and Sale. Subject to the provisions of this Agreement, and for the consideration herein stated, Seller agrees to sell the Property to Purchaser and Purchaser agrees to buy the Property from Seller.

2.    Purchase Price. The purchase price (subject to adjustment as provided herein, hereinafter referred to as the “Purchase Price”) to be paid by Purchaser for the Property shall be THIRTY EIGHT MILLION FIVE HUNDRED TWENTY-ONE THOUSAND THIRTY and 35/100ths DOLLARS ($38,521,030.35), and shall be payable to Seller by wire transfer of immediately available funds at the date of Closing to an account designated by Seller. The purchase and sale pursuant to this Agreement is not based on a per-acre price and the Purchase Price shall not be subject to adjustment if the acres within the Property are more or less than the above-stated numbers of acres.

3.    Earnest Money. Within five (5) business days after the Effective Date of this Agreement, Purchaser shall deliver to Escrow Agent the sum of ONE MILLION AND NO/100THS DOLLARS ($1,000,000.00) (said amount is hereinafter referred to as the “Earnest Money”). Escrow Agent agrees to hold the Earnest Money in a non-interest bearing account and disburse the Earnest Money in accordance with the terms hereof. At the Closing the Earnest Money shall be returned to Purchaser.

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4.    Closing.

(a)    The execution and delivery of the documents and instruments for the consummation of the purchase and sale pursuant hereto (herein referred to as the “Closing”) shall take place on June 15, 2016 at 10:00 a.m. through the escrow services of Escrow Agent, or such earlier date and time, and/or such other location, as may be mutually agreeable to Seller and Purchaser (the “Closing Date”).

(b)    At the Closing, Seller shall execute, or cause to be executed, and deliver to Escrow Agent the following:

(i)        one or more (at Purchaser’s election) special warranty deeds (warranting only against the claims of persons claiming by, through or under Seller) for each county in which the Property is located, in the form of Exhibit B attached hereto, and subject only to the Unrecorded Encumbrances and the Permitted Encumbrances (both as hereinafter defined) (with an affidavit of consideration for each, collectively, the “Deed”). The legal description of the Property to be contained in Deed shall be the legal description of the Property as set forth on Exhibit A attached hereto and hereby made a part hereof;

(ii)        an affidavit as to the non-foreign status of Seller in form reasonably satisfactory to Seller and Purchaser;

(iii)        the assignment and assumption of any Unrecorded Encumbrances (as hereinafter defined) in form attached hereto as Exhibit G and hereby made a part hereof (the “Unrecorded Encumbrances Assignment”);

(iv)        the assignment and assumption of the Pulpwood Supply Agreement, duly executed by Broad Arrow in form reasonably satisfactory to Seller and Purchaser (the “Supply Agreement Assignment”);

(v)        the assignment and assumption of the Pulpwood Support Agreement, in form reasonably satisfactory to Seller and Purchaser (the “Support Agreement Assignment”);

(vi)        assignment and assumption of the Master Stumpage Agreement, in form reasonably satisfactory to Seller and Purchaser duly executed by Seller and Broad Arrow Timber Company LLC, in form reasonably satisfactory to Seller and Purchaser (the “Stumpage Agreement Assignment”);

(vii)        the Memorandum of Assignment;

(viii)        an assignment and assumption of the Timber Cutting Agreements (as hereinafter defined) , in form reasonably satisfactory to Seller and Purchaser (the “Timber Cutting Assignment”);

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(ix)        an owner’s affidavit in form attached hereto as Exhibit F and hereby made a part hereof;

(x)        a Closing statement;

(xi)        a Tax Lien and Withholding Affidavit; and

(xii)        Seller hereby agrees to execute such other certificates and affidavits, and do such other acts as may be reasonably necessary to consummate the purchase and sale contemplated hereby and to enable Purchaser to obtain the title insurance policy in accordance with this Agreement. The owner’s affidavit and any other affidavits or certificates executed by or on behalf of Seller at the Closing shall be given to the actual knowledge of the person or entity executing the same, without independent investigation or inquiry.

(c)    At the Closing, Purchaser shall execute, or cause to be executed, and deliver to Escrow Agent the following:

(i)        the Unrecorded Encumbrances Assignment, as applicable;
(ii)        the Timber Cutting Assignment, as applicable;
(iii)        the Supply Agreement Assignment;
(iv)        the Support Agreement Assignment;
(v)        the Stumpage Agreement Assignment;
(vi)        the Memorandum of Assignment;
(vii)        a Closing statement; and
(viii)        Purchaser hereby agrees to execute such other certificates and affidavits, and do such other acts as may be reasonably necessary to consummate the purchase and sale contemplated hereby and to obtain the title insurance policy in accordance with this Agreement.

5.    Title.

(a)    Seller agrees to convey to Purchaser fee simple title to the Property by the Deed, free and clear of all liens, encumbrances, mortgages, deeds of trust, deeds to secure debt, assessments, agreements, options and covenants arising by, through or under Seller, except for the Permitted Encumbrances, as hereinafter defined.

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(b)    Seller has, at Seller’s cost, caused to be delivered to Purchaser one or more commitments for an owner’s title insurance policy with respect to the Property (the “Title Commitment”), and written through the Escrow Agent (the “Title Company”). Purchaser shall have a period of fifteen (15) days after the Effective Date of this Agreement (the “Title Review Period”) to review the Title Commitment and to provide Seller with written notice that the condition of title to the Property is satisfactory to Purchaser, as determined by Purchaser in its sole and absolute discretion (“Notice to Proceed”), whereupon all matters appearing in the Title Commitment (other than Required Cure Matters (as hereinafter defined)) shall constitute Permitted Encumbrances. If Purchaser fails for any reason to deliver the Notice to Proceed prior to the expiration of the Title Review Period, Purchaser shall be deemed to have elected to terminate this Agreement, whereupon this Agreement shall automatically terminate, Escrow Agent shall deliver the Earnest Money to Purchaser, and neither party will have any further rights, duties or obligations hereunder other than those which expressly survive the termination hereof.

(c)    Seller shall at its sole cost and expense secure the release of any mortgage, deed of trust or deed to secure debt securing a monetary obligation which was created or suffered by Seller or any party claiming by, through or under Seller, using the cash portion of the Purchase Price to cure any such objection at Closing (“Required Cure Matters”).

(d)    At any time prior to Closing Purchaser shall have the right to update the Title Commitment and notify Seller (“Updated Title Objection Notice”) of any title matter to which Purchaser objects which first appears in such updated Title Commitment, including any Permitted Encumbrance, and which materially and adversely affects the use or value of the Property as commercial timberlands or for resale (“Updated Title Objections”). Seller shall have the right, but not the obligation, to respond within five (5) days of receipt of such Updated Title Objection Notice indicating whether Seller will cure any valid Updated Title Objections. If Seller fails to elect, or elects not to, cure or satisfy any valid Updated Title Objections within five (5) days after Seller’s receipt of Purchaser’s notice thereof, then Purchaser shall elect either:

(i)        cancel this Agreement by providing written notice to Seller on or before 12:00 p.m. (Atlanta Time) ten (10) days after Seller’s receipt of Purchaser’s Updated Title Objection Notice, whereupon this Agreement will terminate, Escrow Agent shall deliver the Earnest Money to Purchaser, and neither party will have any further rights, duties or obligations hereunder other than those which expressly survive the termination hereof. If Purchaser fails to timely cancel this Agreement pursuant to this subsection (i), then Purchaser shall be deemed to have waived this right; or

(ii)    waive such Updated Title Objections and close the sale without regard to said Updated Title Objections, whereupon such Updated Title Objections, together with all other matters appearing in the Updated Title Commitment (other than Required Cure Matters and Title Objections and Updated Title Objections which Seller has agreed in writing to cure) shall constitute Permitted Encumbrances and without an adjustment to the Purchase Price.

(e)    For so long as this Agreement remains in force, Seller shall not lease, encumber or convey all or part of the Property or any interest therein, or enter into any agreement

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granting to any person any right with respect to the Property or any portion thereof, without the prior written consent of Purchaser.

(f)    Purchaser acknowledges that, as of the Effective Date, the Property is subject to certain Supply, Support and Stumpage Agreements with International Paper Company (“IP”) and West Fraser, Inc.(“West Fraser”, and collectively with IP, the “Mill Owners”), which require that Seller make available certain annual amounts of pulpwood or sawtimber (logs) to its affiliate, Broad Arrow Timber Company LLC (“Broad Arrow”), for delivery to the Mill Owners.

(i)        Seller and Broad Arrow shall use commercially reasonable efforts to terminate that certain Log Supply Agreement dated as of November 3, 2006 (the “Log Supply Agreement”), by and between Broad Arrow and IP, as assigned by IP to West Fraser, pursuant to that certain Assignment, Amendment and Further Assurances Agreement dated as of March 31, 2007. Seller shall use commercially reasonable efforts to terminate that certain Log Support Agreement dated as of November 3, 2006 (the “Log Support Agreement”, and together with the Log Supply Agreement, hereinafter referred to as the “Log Agreements”), by and between Seller and IP, as assigned by IP to West Fraser, pursuant to that certain Assignment, Amendment and Further Assurances Agreement dated as of March 31, 2007. If Seller fails to obtain such terminations by the date which is five (5) days prior to the Closing Date, Purchaser shall have the right, at its option and its sole discretion, either (1) to terminate this Agreement, without any further liability to Seller (except as may be otherwise expressly provided herein), whereupon Escrow Agent shall promptly return the Earnest Money to Purchaser, or (2) to extend the Closing Date for a period not to exceed thirty (30) days in order to allow Seller additional time to continue its efforts to obtain such terminations. If Purchaser exercises its option under the foregoing clause (2) and Seller fails to obtain such release(s) within said extension period, then Purchaser shall elect (A) to terminate this Agreement without further liability to Seller whatsoever (except as may be otherwise expressly provided herein), whereupon Escrow Agent shall promptly return the Earnest Money to Purchaser, or (B) to proceed to Closing and take title to the Property subject to, or take an assignment of, the Log Agreements, in which case Seller shall provide such assurances and indemnities as may be reasonably requested by Purchaser to ensure that Purchaser shall have no obligations or liability under said Log Agreements.

(ii)        At Closing, Seller shall assign to Purchaser, and Purchaser shall assume from Seller, that certain Pulpwood Support Agreement, dated November 3, 2006, by and between FIATP Parent LLC, Seller and IP (the “Pulpwood Support Agreement”). Purchaser agrees to reasonably cooperate with Seller and IP in connection with such assignment, and shall provide IP with all information reasonably requested by IP regarding the Purchaser’s acquisition of the Property and the assignment of the Pulpwood Support Agreement. Seller shall use commercially reasonable efforts to obtain from IP and deliver to Purchaser an Estoppel and Recognition Agreement the form attached hereto as Exhibit H (the “Estoppel Agreement”). If Seller fails to obtain the Estoppel Agreement from IP within thirty (30) days after the Effective Date (the “Supply Agreement Diligence Period”), then within three (3) business days after the expiration of the Supply Agreement Diligence Period Purchaser shall elect (A) to terminate this Agreement without further

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liability to Seller whatsoever (except as may be otherwise expressly provided herein), whereupon Escrow Agent shall promptly return the Earnest Money to Purchaser, or (B) to proceed to Closing without the Estoppel Agreement. If Purchaser fails to timely elect either (A) or (B) above, then Purchaser shall be deemed to have elected (B).

(iii)        At Closing, Broad Arrow shall assign to Purchaser, or an affiliate of Purchaser at Purchaser’s election, (such assignee being referred to herein as “LogCo”) and LogCo shall assume from Broad Arrow, that certain Pulpwood Supply Agreement, dated November 3, 2006, by and between Broad Arrow and IP (the “Pulpwood Supply Agreement”).

(iv)        At Closing, Seller shall assign to Purchaser, and Purchaser shall assume from Seller, that certain Master Stumpage Agreement, dated November 3, 2006, by and between Broad Arrow, FIATP SSF Parent LLC, and Seller, as supplemented by that certain Stumpage Agreement Supplement dated January 12, 2016, as modified by that certain Stumpage Agreement Supplement Addendum dated February 10, 2016 (as supplemented and modified, the “Stumpage Agreement”; the Stumpage Agreement, Pulpwood Supply Agreement and the Pulpwood Support Agreement, collectively, are referred to herein as the “Supply Agreements”) and Broad Arrow shall assign to LogCo, and LogCo shall assume from Broad Arrow the Stumpage Agreement.

(v)        At Closing, Seller, Broad Arrow, Purchaser and LogCo shall execute a Memorandum of Assignment of Pulpwood Agreements in form suitable for recording in the public records and otherwise reasonably acceptable to Seller and Purchaser providing record notice of the assignment and assumption of the Pulpwood Supply Agreement, Pulpwood Support Agreement and Stumpage Agreement (the “Memorandum of Assignment”).

(g)    For purposes of this Agreement, “Permitted Encumbrances” shall mean those matters set forth on Exhibit C attached hereto and hereby made a part hereof, the Unrecorded Encumbrances, the Supply Agreements, the Timber Cutting Agreements and any other title matter to which Purchaser does not object, or for which Purchaser waives its objection, pursuant to this Section 5.

6.    Inspection.

(a)    Purchaser and its agents, representatives, employees, engineers and contractors shall have the right at any time during the term of this Agreement to enter upon the Property to inspect, examine, survey and make timber cruises and other engineering tests or surveys, including a Phase I environmental site assessment (collectively, the “Tests”) which it may deem necessary or advisable, all at Purchaser’s sole cost and expense. Upon completion of the Tests, Purchaser shall repair, at its sole cost and expense, any physical damage caused to the Property by Purchaser’s inspection of the Property and the Tests, and shall remove all debris and materials placed on the Property in connection with Purchaser’s inspection of the Property and the Tests.

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(b)    Purchaser hereby agrees to indemnify and hold Seller harmless from and against any and all causes, claims, demands, losses, liabilities, costs, damages, expenses and fees (including, but not limited to, reasonable attorney’s fees) incurred or suffered by or asserted against Seller caused by or related to Purchaser’s inspection of the Property or the Tests, with the exception of any causes, claims, demands, losses, liabilities, costs, damages, expenses and fees directly caused by the gross negligence of Seller. The foregoing indemnification shall survive any termination, cancellation or expiration of this Agreement or the Closing of the purchase and sale contemplated hereby.

7.    Environmental. Purchaser shall have a period of thirty (30) days after the Effective Date of this Agreement to obtain, at Purchaser’s sole cost and expense, a new or updated Phase I environmental site assessment or environmental audit of the Property from a licensed environmental consultant (the “Environmental Due Diligence Period”). With regard to the Tests, without Seller’s prior written consent, no secondary environmental reports, soil borings, groundwater samples, or other invasive or subsurface environmental investigations may be made of the Property, and neither Purchaser nor its agents, representatives, employees, engineers or contractors may contact any federal, state, or local governmental agency or authority regarding the results of the Tests. In the event that Purchaser determines that disclosure by Purchaser of the results of any Tests is required by applicable law, regulation or court order, Purchaser shall notify Seller promptly in writing so that Seller may seek a protective order (at its own cost and expense) or other appropriate remedy. In the event that no such protective order or other appropriate remedy is obtained, or Seller waives compliance with the terms of this Section 7, Purchaser shall give Seller written notice of the information to be disclosed as far in advance of its disclosure as practicable. In the event any such assessment or audit reveals that, in the commercially reasonable opinion of Purchaser’s environmental consultant, any portion of the Property is impaired by a Recognized Environmental Condition or there is a reportable violation of Environmental Laws, Purchaser shall have until the expiration of the Environmental Due Diligence Period to deliver to Seller written notice of such impairment or such reportable violation (the “Environmental Notice”); provided, however, that Purchaser shall have no right to send an Environmental Notice or to any other remedy set forth in this Section 7 with respect to any impairment or reportable violation related to those portions of the Property set forth on Schedule 7 (the “Schedule 7 Property”). The Environmental Notice shall include a copy of any report, notice, or correspondence by which Purchaser was made aware of the impairment or reportable violation. If Purchaser timely delivers the Environmental Notice Seller shall have the right, but not the obligation, to attempt to cure and remove such Recognized Environmental Conditions. If Seller fails to cure, or elects not to cure, any such Recognized Environmental Condition within fifteen (15) days prior to the Closing, Seller shall notify Purchaser of same, and Purchaser shall elect by delivering written notice to Seller (i) to proceed to Closing subject to such uncured or unsatisfied Environmental Conditions, with no reduction in the Purchase Price; or (ii) to proceed to Closing and purchase the Property exclusive of such portion or portions of the Property subject to such uncured or unsatisfied Environmental Conditions, with such adjustment in the Purchase Price as may be determined in accordance with the provisions of Section 23 hereof; or (iii) cancel this Agreement by providing written notice to Seller on or before 12:00 p.m. (Atlanta Time) on the day before the Closing Date, whereupon this Agreement will terminate, Escrow Agent shall deliver the Earnest Money to Purchaser, and neither party will have any further rights, duties or obligations hereunder other than those which expressly

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survive the termination hereof. As used herein, “Recognized Environmental Condition” shall have the meaning set out for the same in ASTM Practice E 2247-08.

8.    Condition of Property; Damage; Condemnation.

(a)    Seller agrees that at the Closing the Property shall be in the same condition as exists on the date hereof, subject to natural wear and tear, condemnation and casualties beyond Seller’s control, the Permitted Encumbrances and the Timber Cutting Agreements. Purchaser acknowledges and agrees that Seller has sold and conveyed to third parties the right harvest and remove certain timber from the Property pursuant to the Timber Cutting Agreements. During the term of this Agreement, Seller shall neither cut or remove nor permit the cutting or removal of any timber or trees which are included as part of the Property, subject to the Permitted Encumbrances and the Timber Cutting Agreements.

(b)    If at any time prior to the Closing, the Property or any part thereof (including, but not limited to, any timber or trees which are included as part of the Property) is destroyed or damaged by fire or other Casualty (as hereinafter defined), Seller shall deliver to Purchaser prompt written notice of such destruction or damage along with the amount of such damage (calculated as the value of the destroyed or damaged Property less the salvage value of such destroyed or damaged Property), and the transactions contemplated by this Agreement shall be subject to the provisions of this Section 8(b). The date of the Closing shall be extended to the extent necessary to permit the compliance with all procedures set forth in this Section 8(b).

(i)        If the amount of such damage does not exceed $100,000 (the “Threshold Amount”), then Purchaser shall be required to purchase the Property in accordance with this Agreement without a reduction of the Purchase Price.

(ii)        If the amount of such damage exceeds the Threshold Amount but does not exceed $3,000,000, then Purchaser shall be required to purchase the Property in accordance with this Agreement, provided that the Purchase Price shall be reduced by an amount equal to the amount of such damage.

(iii)        If the amount of such damage exceeds $3,000,000, then Purchaser, at its sole option, shall elect by delivering written notice to Seller either (A) to cancel this Agreement, whereupon Escrow Agent shall promptly return the Earnest Money to Purchaser and no party hereto shall have any further rights or obligations hereunder (except as may otherwise be expressly provided herein), or (B) to purchase the Property in accordance with this Agreement, provided that the Purchase Price shall be reduced by an amount equal to the amount of such damage. Subject to Section 8(b)(iv), failure of Purchaser to deliver such written notice to Seller within fifteen (15) days following receipt of Seller’s written notice shall be deemed an election of clause (B).

(iv)        If Purchaser, by delivering written notice to Seller within fifteen (15) days following Seller’s delivery of written notice of the damage, disputes the amount of damage reported by Seller, Purchaser and Seller shall attempt in good faith to resolve such dispute and agree upon the amount of the damage. If Purchaser and Seller

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are unable to agree as to the amount of damage from fire or other Casualty on or before ten (10) days after Purchaser delivers to Seller written notice of its dispute, then the amount of damage will be determined in accordance with Section 23 of this Agreement.

(c)    If at any time prior to the Closing, any action or proceeding is filed or threatened under which any portion of the Property may be taken pursuant to any law, ordinance or regulation by condemnation or the right of eminent domain, Seller shall deliver to Purchaser prompt notice thereof. To the extent such action or proceeding would result in the taking of Three Thousand (3,000) acres or more, then Purchaser at its sole option shall elect, by delivering written notice to Seller within fifteen (15) days following Seller’s delivery of notice to Purchaser, either (i) to cancel this Agreement, whereupon Escrow Agent shall promptly return the Earnest Money to Purchaser and no party hereto shall have any further rights or obligations hereunder (except as may otherwise be expressly provided herein), or (ii) to purchase the Property pursuant to this Agreement, notwithstanding such action or proceeding. Failure by Purchaser to deliver written notice to Seller of its election within such fifteen (15) day period shall be deemed an election of clause (ii). If the action or proceeding would result in the taking of not more than Three Thousand (3,000) acres, or if Purchaser elects or is deemed to elect clause (ii), then Purchaser shall receive a credit against the Purchase Price in the amount of all proceeds of any awards payable with respect to the Property, or, if such amount is not known at the time of the Closing, the Purchase Price shall not be reduced and Seller shall assign to Purchaser at the Closing all of Seller’s right to such proceeds from such action or proceeding. To the extent such action or proceeding would result in the taking of Three Thousand (3,000) acres or more, the date of the Closing shall be extended to the extent necessary to permit the exercise of such election by Purchaser.

9.    Warranties and Representations.

(a)    Seller hereby warrants and represents to Purchaser as of the Effective Date and as of the date of Closing that:

(i)        Seller has the full right, power, and authority to enter into and perform this Agreement; and no consent, approval, order or authorization of any court or other governmental entity is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance hereof by Seller.

(ii)        attached hereto as Exhibit D is a true and accurate summary of all unrecorded encumbrances created by Seller (other than the Supply Agreements and the Timber Cutting Agreements) and currently affecting the Property (the “Unrecorded Encumbrances”). The Unrecorded Encumbrances remain in full force and effect and have not been modified or amended, except as indicated on said Exhibit D. To Seller’s actual knowledge, no event or condition exists or has occurred which with notice, the passage of time or otherwise would constitute a default or event of default under any of the Unrecorded Encumbrances.

(iii)        attached hereto as Exhibit E is a true and accurate summary of all timber cutting agreements currently affecting the Property (the “Timber Cutting Agreements”). To Seller’s actual knowledge, no event or condition exists or has

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occurred which with notice, the passage of time or otherwise would constitute a default or event of default under any of the Timber Cutting Agreements.

(iv)        to Seller’s actual knowledge, no event or condition exists or has occurred which with notice, the passage of time or otherwise would constitute a default or event of default under any of the Supply Agreements. The Supply Agreements remain in full force and effect and have not been modified or amended.

(v)        Seller has received no written notice of any threatened or contemplated actions against Seller or the Property based upon the presence on the Property of any species listed as threatened or endangered under the Endangered Species Act of the United States or any law of the State of South Carolina protecting endangered or threatened animal or plant species, and Seller has no actual knowledge of the current or past presence on the Property of any such threatened or endangered species on the Property.

(vi)        there is no pending or, to Seller’s actual knowledge, threatened litigation, action or proceeding (including, but not limited to, any condemnation or eminent domain action or proceeding or any litigation regarding the location of lines and corners of the Property or any dispute regarding adverse possession) before any court, governmental agency or arbitrator which may adversely affect Seller’s ability to perform this Agreement or which directly involves the Property.

(vii)        this Agreement and the performance hereof by Seller will not contravene any contractual restriction binding on Seller, subject to any consent or approval rights in the Log Agreements or Supply Agreements.

(viii)        Seller (which for this purpose includes Seller’s partners, members, principal stockholders and any other constituent entities) (x) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11sdn.pdf> or at any replacement website or other replacement official publication of such list and (y) is currently in compliance with and will at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(ix)        except as may be disclosed on the Phase I, neither Seller nor, to Seller’s actual knowledge, any other person has used any portion of the Property as a land fill or as a dump to receive garbage, refuse, or waste, whether or not hazardous (other than unauthorized household refuse dump sites typical of rural timberlands not more than 1/4 acre in size), and neither Seller nor, to Seller’s actual knowledge, any other person has stored, handled, installed or disposed in, on or about the Property any Hazardous Substance, except for, in accordance with applicable law, (A) the use of motor vehicle lubricants and fuels, and (B) the application of silvicultural and agricultural chemicals. For

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purposes of this warranty, the term “Hazardous Substance” means any chemical, compound, constituent, material, waste, contaminant (including petroleum, crude oil or any fraction thereof) or other substance, defined as hazardous or toxic, or otherwise regulated by any of the following laws and regulations promulgated thereunder as amended from time to time prior to the Effective Date: (1) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (2) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (5) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (6) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (7) all laws of the State of South Carolina that are based on, or substantially similar to, the federal statutes listed in clauses (1) through (6) of this sentence.

(x)        Except for the Supply Agreements and the Timber Cutting Agreements: (A) no third party has any rights to enter upon the Property to harvest and remove any timber therefrom; and (B) no timber or trees have been removed or harvested from the Property or affected by any Casualty causing damage in excess of the Threshold Amount since January 18, 2016 (the “Inventory Date”). For purposes of this Agreement, “Casualty” shall mean any physical damage to or loss of the timber on any portion of the Property by fire, earthquake, flood, insects, disease or other calamity, or as a result of timber trespass or unauthorized harvest.

(xi)        except for the Unrecorded Encumbrances, the Supply Agreements, and the Timber Cutting Agreements, to Seller’s actual knowledge, there are no unrecorded contracts, leases, or other agreements that affect the ownership, use or operation of the Property and that would be binding on Purchaser after the Closing Date.

(xii)        Seller has not engaged in active mining operations conducted on the Property during the past ten (10) years, and Seller has no actual knowledge of any proposed mineral activity on the Property.

(xiii)    The Supply Agreements encumber only the Property and the TP Property (as hereinafter defined).

(xiv)    FIATP SSF Parent LLC, a Delaware limited liability company (“FIATP SSF Parent”), has the right to fifty percent (50%) or more of the profits of Seller or the right in the event of dissolution to fifty percent (50%) or more of the assets of the Seller, and FIA Timber Partners Special Situation Fund, L.P., a Delaware limited partnership (“FIA SS Fund”), has the right to fifty percent (50%) or more of the profits of FIATP SSF Parent or the right in the event of dissolution to fifty percent (50%) or more of the assets of FIATP SSF Parent, and no single person or entity or group of affiliated persons or entities has either the right to fifty percent (50%) or more of the profits of FIA SS Fund or the right in the event of dissolution to fifty percent (50%) or more of the assets of FIA SS Fund.

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(b)    References to the “best of Seller’s knowledge” and/or “Seller’s actual knowledge” shall refer only to the actual current, combined knowledge, without additional specific investigation, of Jon E. Sokol and Charles L. VanOver, and shall not be construed, by imputation or otherwise, to refer to any other officer, agent, manager, representative, advisor, or employee of Seller or any affiliate thereof or to impose upon such designated employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.

(c)    Purchaser hereby warrants and represents to Seller that Purchaser has the full right, power and authority to enter into and perform this Agreement; and no consent, approval, order or authorization of any court or other governmental entity is required to be obtained by Purchaser in connection with the execution and delivery of this Agreement or the performance hereof by Purchaser.

(d)    This paragraph 9 shall survive Closing for a period of one (1) year after the Closing Date (the “Survival Period”). No claim for a breach of any Seller representation or warranty, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless written notice containing a description of the specific nature of such breach shall have been delivered by Purchaser to Seller prior to the expiration of said Survival Period. The maximum amount that Purchaser shall be entitled to collect from Seller in connection with all suits, litigation or administrative proceedings resulting from all breaches by Seller of any Seller Representations or any covenants of Seller shall in no event exceed five percent (5%) of the Purchase Price in the aggregate; provided, however, the limitation on Seller’s liability for breach of warranty shall not apply to the representation and warranty in 9(a)(xiv) above.

10.    Brokerage Commission. Seller and Purchaser warrant each to the other that they have not dealt with any real estate broker or salesperson with regards to this transaction. Seller shall indemnify and hold Purchaser harmless from all claims, losses, liabilities and expenses (including but not limited to reasonable attorneys’ fees and court costs actually incurred) which Purchaser may incur on account of any claim which may be asserted against Purchaser, whether or not meritorious, by any broker or other person on the basis of any agreements made or alleged to have been made by or on behalf of Seller. Purchaser shall indemnify and hold Seller harmless from all claims, losses, liabilities and expenses (including but not limited to reasonable attorneys’ fees and court costs actually incurred) which Seller may incur on account of any claim which may be asserted against Seller, whether or not meritorious, by any broker or other person on the basis of any agreements made or alleged to have been made by or on behalf of Purchaser. This paragraph 10 shall survive the Closing or any termination, cancellation or expiration of this Agreement.

11.    Income; Taxes; Expenses.

(a)    All rent and other income and all expenses relating to the Property shall be prorated as of the date of Closing. If the actual rent and other income and all expenses relating to the Property is not known as of the date of Closing, then within thirty (30) days after Closing, Seller and Purchaser shall reconcile such actual rent and other income and all expenses with the prorations done at Closing. This obligation shall survive the Closing.

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(b)    All ad valorem real property taxes and special assessments for the year 2016 shall be prorated as of the Closing Date. If actual tax bills for the year of Closing are not available, said taxes shall be prorated based on tax bills for the previous calendar year and the parties hereto agree to cause a reproration of said taxes upon the receipt of tax bills for the year of Closing. This obligation to reprorate shall survive the Closing of the purchase and sale contemplated hereby. If the Property is not designated a separate tax parcel, said taxes shall be adjusted to an amount bearing the same relationship to the total tax bill which the acreage contained within the Property bears to the acreage contained within the property included within said tax bill. Any payments and amounts due, payable or paid to or collected by Seller pursuant to such Unrecorded Encumbrances, shall be prorated as of the Closing Date.

(c)    Purchaser and Seller shall each pay one-half of all transfer taxes, documentary stamp taxes and other taxes, fees, costs and expenses in connection with the sale of the Property and the recordation of the Deed.

(d)    Seller shall pay any and all fees, costs and expenses for title searches and examinations and other title-related charges and all title insurance premiums in connection with obtaining the Title Commitment. Purchaser shall pay all title insurance premiums for the issuance of Purchaser’s title insurance policy.

(e)    Each party shall pay its respective costs and expenses of legal representation.

(f)    Purchaser shall be solely responsible and liable for any deferred, rollback, recapture or other tax or assessment (“Rollback Taxes”) imposed or charged with respect to the Property or any part thereof for or relating to any periods prior to or subsequent to the Closing based on any change of use of the Property by Purchaser. Seller shall be responsible for any Rollback Taxes due based upon the actions of Seller, including but not limited to the sale of the Property to Purchaser. The provisions of this subparagraph (f) shall survive the Closing.

12.    Earnest Money; Default; Remedies.

(a)    If the purchase and sale of the Property contemplated hereby is not consummated because of a default by Purchaser under this Agreement, then Seller shall have the right, as its sole and exclusive remedy, to require Escrow Agent to pay the Earnest Money to Seller as full liquidated damages and not as a penalty (the parties hereto acknowledging that Seller’s damages as a result of such default are not capable of exact ascertainment and that said liquidated damages are fair and reasonable).

(b)    If the purchase and sale of the Property contemplated hereby is not consummated because of a default by Seller under this Agreement, then Purchaser , as its sole and exclusive remedy, shall have the right either (i) to terminate this Agreement, whereupon Escrow Agent will return the Earnest Money to Purchaser, and the parties hereto will have no further rights or obligations hereunder (except as otherwise expressly provided herein), (ii) to waive any such default and proceed to Closing, (iii) to seek specific performance of this Agreement, or (iv) if specific performance is not available to Purchaser, Purchaser shall be permitted entitled to reimbursement

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of up to, but not to exceed, $100,000, of its reasonable third party cost and expenses incurred in connection with this Agreement.

(c)    Simultaneously herewith, Purchaser and FIATP Timber LLC are entering into that certain Purchase and Sale Agreement (“TP PSA”) for the purchase and sale of approximately 30,060 acres of timberlands in South Carolina (the “TP Property”). Seller’s obligation to close the purchase and sale pursuant hereto shall be conditioned upon Purchaser’s closing of the TP PSA. If the TP PSA is terminated for any reason other than due to a default of the purchaser thereunder, then this Agreement will automatically terminate, Escrow Agent shall deliver the Earnest Money to Purchaser, and neither party will have any further rights, duties or obligations hereunder other than those which expressly survive a termination hereof. If the TP PSA is terminated due to a default of the purchaser thereunder, then Seller shall have the right to terminate this Agreement whereupon Escrow Agent shall pay the Earnest Money to Seller as full liquidated damages and not as a penalty (the parties hereto acknowledging that Seller's damages as a result of such default are not capable of exact ascertainment and that said liquidated damages are fair and reasonable).

(d)    The duties of Escrow Agent shall be as follows:

(i)         During the term of this Agreement, Escrow Agent shall hold and deliver the Earnest Money in accordance with the terms and provisions of this Agreement.

(ii)         If this Agreement shall be terminated by the mutual written agreement of Seller and Purchaser, or if Escrow Agent shall be unable to determine at any time to whom the Earnest Money should be delivered, or if a dispute shall develop between Seller and Purchaser concerning to whom the Earnest Money should be delivered, then in any such event, Escrow Agent may request joint written instructions from Seller and Purchaser and shall deliver the Earnest Money in accordance with such joint written instructions. In the event that such written instructions shall not be received by Escrow Agent within ten (10) days after Escrow Agent has served a written request for instructions upon Seller and Purchaser, Escrow Agent shall have the right to pay the Earnest Money into a court of competent jurisdiction and interplead Seller and Purchaser in respect thereof, and thereafter Escrow Agent shall be discharged of any obligations in connection with this Agreement.

(iii)         If costs or expenses are incurred by Escrow Agent because of litigation or a dispute between Seller and Purchaser arising out of the holding of the Earnest Money in escrow, Seller and Purchaser shall each pay Escrow Agent one-half of such costs and expenses. Except for such costs and expenses, no fee or charge shall be due or payable to Escrow Agent for its services as escrow holder.

(iv)         By joining herein, Escrow Agent undertakes only to perform the duties and obligations imposed upon it under the terms of this Agreement and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Seller and Purchaser hereunder.

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(v)         Purchaser and Seller hereby agree and acknowledge that Escrow Agent assumes no liability in connection herewith except for any loss, costs or damage arising out of Escrow Agent’s own gross negligence or willful misconduct; that Escrow Agent shall not be liable or responsible for any loss occurring which arises from bank failure or error, insolvency or suspension, or a situation or event which falls under the Federal Deposit Insurance Corporation (FDIC) coverage (Seller and Purchaser are aware that FDIC coverage applies to a maximum amount of $250,000 per depositor, as may be modified by the FDIC from time to time); and that Escrow Agent may seek advice from its own counsel and shall be fully protected in any action taken by it or omitted to be taken by it in good faith in accordance with the opinion of its counsel.

13.    Assignment. Except as otherwise expressly permitted in this Agreement, neither party hereto shall assign its rights or obligations hereunder, in whole or in part, without the prior written consent of the other party, which written consent will not be unreasonably withheld of delayed. Notwithstanding the foregoing, (a) Purchaser shall have the right to assign its rights and obligations under this Agreement in whole or in part to any affiliate or affiliates of Purchaser, provided that Purchaser shall remain liable for all obligations under this Agreement; and (b) Purchaser may assign this Agreement at the Closing, but not earlier, to any institutional lender or lenders as security for obligations to such lender or lenders in respect of financing arrangements of Purchaser or any affiliates thereof with such lender or lenders.

14.    No Waiver. No action or failure to act by any party hereto shall constitute a waiver of any right or duty afforded to such party under this Agreement, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach of this Agreement except as may be specifically agreed in writing.

15.    Governing Law. This Agreement shall be governed by the laws of the State of South Carolina.

16.    Notice. Any and all notices, elections and communications required or permitted by this Agreement shall be made or given in writing and shall be delivered in person or sent by postage, pre-paid, United States Mail, certified or registered, return receipt requested, or by a recognized overnight courier such as FedEx or UPS, or by facsimile or e-mail, to the other parties at the addresses set forth below, or such other address as may be furnished by notice in accordance with this paragraph. The date of notice given by personal delivery shall be the date of such delivery. The effective date of notice by mail, facsimile, email or overnight courier shall be the date such notice is mailed, faxed, emailed or deposited with such overnight courier. In the event that the last day for giving notice hereunder or for the performance of any obligation hereunder, including closing, falls upon a Saturday, Sunday or a legal holiday, the last day for said notice or performance shall be deemed to be the next day which is neither a Saturday, Sunday nor a legal holiday.

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Seller:    FIATP SSF TIMBER LLC
c/o Forest Investment Associates L.P.
15 Piedmont Center
Suite 1250
Atlanta, Georgia 30305
Attention: Charles L. VanOver
Facsimile No.: (404) 261-9574
Email: cvanover@forestinvest.com

with a copy to:     Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Suite 2300
Atlanta, Georgia 30309-3996
Attention: Kevin Thomas, Esq.
Facsimile No.: (404) 853-8806
Email: kevin.thomas@sutherland.com

Purchaser:    c/o CatchMark Timber Trust
Five Concourse Parkway
Suite 2325
Atlanta, Georgia 30328
Attention: John D. Capriotti
Facsimile No.: (770) 243-8172
Email: john.capriotti@catchmark.com

with a copy to:    Smith, Gambrell & Russell, LLP
Suite 3100, Promenade II
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
Attention: Mark G. Pottorff
Facsimile: (404) 685-6897
Email: mpottorff@sgrlaw.com

Escrow Agent:    First American Title Insurance Company
6 Concourse Parkway
Suite 2000
Atlanta, Georgia 30328
Attention: Kevin Wood
Phone: (770) 390-6533
Fax: (866) 735-3071
Email: kwwood@firstam.com

17.    Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and cannot be amended or supplemented except by a written agreement signed by all parties.

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18.    Captions. The captions of paragraphs in this Agreement are for convenience and reference only and are not part of the substance hereof.

19.    Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained in this Agreement, or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences of this Agreement, shall not be in any way impaired, it being the intention of the parties that this Agreement shall be enforceable to the fullest extent permitted by the laws of the State of South Carolina.

20.    Counterparts. This Agreement may be executed in multiple counterparts which shall be construed together as one instrument. This Agreement, including any amendments thereto, may be executed and delivered by facsimile transmission, with the intention that such facsimile signature and delivery shall have the same effect as an original signature and actual delivery.

21.    Binding Effect. This Agreement shall bind the parties hereto and their respective heirs, legal representatives, successors and assigns.

22.    Time; Business Day.

(a)    Time is of the essence of this Agreement.

(b)    As used in this Agreement, the term “business day” shall mean any day that is not a Saturday, a Sunday, a legal holiday in the United States of America, or a legal holiday in the State of Georgia.

23.    Resolution of Disputes. In the event that any provision of this Agreement refers to this Section 23 for a determination of the amount of any change in the value of the Property or the fair market value of any portion(s) of the Property or the timber on the Property, Seller and Purchaser will promptly make a good faith attempt to mutually agree upon such fair market value. In the event Seller and Purchaser are unable to so agree within five (5) days after notice of the event or circumstance necessitating the need for such determination from either party to the other party, Seller and Purchaser will each promptly appoint an independent forestry consultant, each of which may be a consultant previously engaged by the appointing party with respect to the Property, and such two consultants will in turn promptly select a third independent forestry consultant (which third consultant may not be a consultant previously engaged by either party) to act with them in a panel to determine the appropriate fair market valuation. The panel of consultants will reach a binding decision within thirty (30) days of the selection of the third consultant, and the decision of the panel of consultants as to the fair market valuation in dispute will be final. Seller shall pay the cost of its appointed consultant; Purchaser shall pay the cost of its appointed consultant; and Seller and Purchaser shall each pay one-half (1/2) of the cost of the third consultant. The Closing Date shall be extended to the extent necessary for such consultants to reach such decision.

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24.    Public Announcements. Seller and Purchaser hereby agree that, except as required by applicable laws or any applicable stock exchange rules, all press releases and other public announcements with respect to the transactions contemplated by this Agreement, including the time, form and content of such release or announcement, shall be made only with the mutual written agreement of Purchaser and Seller; provided, however, that any disclosure required to be made under applicable law may be made only if a party required to make such disclosure has determined in good faith that it is necessary to do so and has used reasonable efforts, prior to the issuance of the disclosure, to provide the other party with a copy of the proposed disclosure and to discuss the proposed disclosure with the other party. The foregoing obligations shall survive any termination, cancellation or expiration of this Agreement or the Closing of the purchase and sale contemplated hereby.

25.    Patriot Act Compliance. Purchaser represents that neither Purchaser nor any of Purchaser’s affiliates, nor any of their respective partners, or members, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not attempt to assign this contract to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities. Any assignee of this contract is deemed to make this representation upon acceptance of an assignment of this contract. Purchaser’s primary address is as set forth in the notice section of this Agreement. Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser or any owner of any controlling interest in Purchaser becomes listed on the foregoing or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser will immediately notify Seller in writing, and in such event, Seller will have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Purchaser, in which event the Earnest Money will be returned to Purchaser and neither party will have any further rights or obligations under this Agreement, except for such as specifically survive termination.

26.    Effective Date. The “Effective Date” of this Agreement will be the date the later of Seller and Purchaser has executed this Agreement, as indicated on the signature page(s) below.

27.    Incorporation of Exhibits. All exhibits referred to herein are hereby incorporated in this Agreement by this reference.

28.    As Is.    PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 9 OR IN ANY DOCUMENT DELIVERED AT CLOSING: (I) NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON, INCLUDING WITH RESPECT TO THE CONDITION

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OR VALUE OF THE PROPERTY, AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES RELATING TO THE PROPERTY, EITHER EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND SUITABILITY FOR ITS INTENDED USE, (II) IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT RELIED ON AND DOES NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON, AND (III) PURCHASER SHALL ACQUIRE THE PROPERTY IN “AS IS, WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

29.    Property Data and Materials; Confidentiality Agreement. Purchaser acknowledges that, except as may otherwise be provided in Section 9, any information or materials provided or made available to Purchaser or its representatives in hard copy, by facsimile or electronic transmission or via the online data room managed by Forest Investment Associates, including, without limitation, any cost or other estimates, projections, acreage, and timber information, environmental reports, title commitments, and other title policies, are not and shall not be deemed representations or warranties by or on behalf of Seller. Purchaser acknowledges and agrees that Purchaser is and will remain, until the Closing, subject to and bound by all of the prohibitions, requirements, restrictions and other provisions of that certain Confidentiality Agreement, by and between Forest Investment Associates L.P. and Purchaser, and reaffirms all of its obligations and liabilities thereunder. This Section 29 shall survive any termination, cancellation or expiration of this Agreement or the Closing of the purchase and sale contemplated hereby.

30.    No Survival. Except as may otherwise expressly be provided herein, the provisions of this Agreement shall not survive the Closing of the purchase and sale contemplated hereby and shall be merged into the delivery of the Deed and other documents and the payment of all monies pursuant hereto.

31.     No Solicitation. Seller agrees that it shall not after the Effective Date, directly or indirectly, through any officer, director, employee, agent or otherwise, (a) solicit, initiate or encourage submission of proposals, offers or expressions of interest from any person or entity relating to any acquisition or purchase of all or a portion of the Property (any of the foregoing proposals, offers or expressions of interest being referred to herein as an “Acquisition Proposal”), or (b) participate in any negotiations or discussions regarding, or furnish to any person any nonpublic information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any Acquisition Proposal.

32.    Conditions.
(a)    Unless waived by Purchaser, the obligations of Purchaser under this Agreement are expressly made subject to the fulfillment in all respects of the following conditions precedent:

(i)        the truth and accuracy in all material respects as of the date of Closing of each and every warranty and representation herein made by Seller; and

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(ii)        Seller’s timely performance of and compliance in all material respects with each and every term, condition, agreement, restriction and obligation to be performed and complied with by Seller under this Agreement.

In the event any of the above conditions is not satisfied on or before the Closing, Purchaser will have the right, exercisable at Purchaser’s sole election, to exercise the remedies described in Section 12(b).
(b)    Unless waived by Seller, the obligations of Seller under this Agreement are expressly made subject to the fulfillment in all respects of the following conditions precedent:

(i)        the truth and accuracy in all material respects as of the date of Closing of each and every warranty and representation herein made by Purchaser; and

(ii)        Purchaser’s timely performance of and compliance in all material respects with each and every term, condition, agreement, restriction and obligation to be performed and complied with by Purchaser under this Agreement.

In the event any of the above conditions is not satisfied on or before the Closing, Seller will have the right, exercisable at Seller’s sole election, to exercise the remedies described in Section 12(a).

33.    Harvest Credit. Within ten (10) business days after the Effective Date, Seller shall provide to Purchaser an updated report of all harvesting conducted, and all harvesting remaining to be conducted, pursuant to the Timber Cutting Agreements. The parties agree that timber cutting operations under the Timber Cutting Agreements shall proceed as normal during the term of this Agreement, and that Purchaser shall receive a credit against the Purchase Price at Closing equal to Seller’s net proceeds received from Timber Cutting Agreements for the period after the Inventory Date. Within thirty (30) days after Closing, Seller shall provide to Purchaser and updated report of all harvesting conducted pursuant to the Timber Cutting Agreements, and at such time Seller shall also deliver to Purchaser any additional net proceeds received from Timber Cutting Agreements for the period after the Inventory Date not credited to Purchaser at Closing.

34.    Deleted Parcels. If any portion of the Property is to be excluded from the transaction pursuant to Section 7 above or as provided elsewhere in this Agreement (a “Deleted Parcel”) and such Deleted Parcel comprises less than all of a discrete parcel of land with an adequate, insurable legal description, Seller shall determine (subject to Purchaser’s right of reasonable approval as to shape or configuration) the exact boundaries and dimensions of the portion of the Property to be retained by Seller (provided that any such Deleted Parcel shall have a minimum size of the lesser of (i) forty (40) acres, and (ii) the entire such discrete parcel, and in any event the size and dimensions of such Deleted Parcel shall be configured as to produce a marketable parcel), and if necessary, Seller shall make arrangements to have said portion of the Property surveyed by a surveyor licensed to practice in South Carolina in order to produce an insurable legal description

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for said retained parcel. Seller and Purchaser shall each pay one-half of all costs of any surveys so obtained. Seller shall also obtain any and all subdivision approvals required for Seller’s retention of the Deleted Parcels. Purchaser agrees to grant without cost to Seller easements over and across any portion of the Property acquired by Purchaser upon reasonable terms and over reasonable routes as may be necessary for Seller’s vehicular and pedestrian access to as well as utilities serving any Deleted Parcels, and Seller agrees to grant to Purchaser without cost easements over and across the Deleted Parcels (and any other portion of the Property retained by Seller) upon reasonable terms and over reasonable routes as may be necessary for Purchaser’s vehicular and pedestrian access to as well as utilities serving the Property. Seller shall cause all Deleted Parcels to be released from the Supply Agreements at or prior to Closing.

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35.

IN WITNESS WHEREOF, this Agreement has been duly executed, sealed and delivered by the parties hereto the day and year first above written.

Date of Seller’s Execution: ________________________	SELLER: FIATP SSF TIMBER LLC, a Delaware limited liability company By: Name: Title:

Date of Purchaser’s Execution: ________________________	PURCHASER: CATCHMARK TIMBER TRUST, INC., a Maryland corporation By: Name: Title:

SIGNATURES CONTINUED ON FOLLOWING PAGE

Escrow Agent executes this Agreement for the purpose of acknowledging and agreeing to perform its duties as Escrow Agent hereunder.

ESCROW AGENT: FIRST AMERICAN TITLE INSURANCE COMPANY By:

SIGNATURES CONTINUED ON FOLLOWING PAGE
Broad Arrow executes this Agreement for the purpose of acknowledging and agreeing to perform its obligations pursuant to Section 5(f) hereof.

BROAD ARROW: BROAD ARROW TIMBER COMPANY LLC, a Delaware limited liability company By: Name: Title:

Schedule of Exhibits

Exhibit A     -     Property Descriptions and Maps
Exhibit B    -    Form of Deed
Exhibit C    -    Permitted Encumbrances
Exhibit D    -    Schedule of Unrecorded Encumbrances
Exhibit E    -    Timber Cutting Agreements
Exhibit F    -    Owner’s Affidavit
Exhibit G    -    Form of Assignment of Unrecorded Encumbrances
Exhibit H    -    Form of Estoppel and Recognition Agreement

Schedule 7    -    Schedule 7 Property

EXHIBIT A

Property Descriptions and Maps

EXHIBIT B

Form of Deed
[Note: Subject to title company approval]

Prepared by and
after recording return to:

Robert H. Mozingo, Esquire
Nexsen Pruet, LLC
205 King Street, Suite 400
Charleston, SC 29401

TMS #:

SPECIAL WARRANTY DEED
(_________ County, SC)

STATE OF SOUTH CAROLINA

COUNTY OF UNION

THIS INDENTURE, made as of the ____ day of __________, 2016, between FIATP SSF TIMBER LLC, a Delaware limited liability company, c/o Forest Investment Associates, L.P., 15 Piedmont Center, Suite 1250, Atlanta, Georgia 30305 (“Grantor”), and [CATCHMARK ENTITY], a _______________________, c/o CatchMark Timber Trust, Inc., 5 Concourse Parkway, Suite 2325, Atlanta, Georgia 30328 (“Grantee”).

WITNESSETH, that the Grantor, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid at and before the sealing and delivery of these presents, the receipt of which is hereby acknowledged, has GRANTED, SOLD and CONVEYED, and by these presents does hereby GRANT, SELL and CONVEY unto the Grantee that certain real property located in __________ County, South Carolina, more particularly described on Exhibit “A” attached hereto and made a part hereof, TOGETHER WITH (i) all standing trees or timber located thereon, (ii) any improvements thereon, (iii) all right, title and interest in and to all gas, oil, minerals, coal, sand, gravel and all other substances or minerals of any kind or character underlying or relating to such property to the extent not retained by, or conveyed out by, Grantor’s predecessors in title, and (iv) all other privileges, appurtenances, easements and other rights appertaining to such property (collectively, the “Property”).

The Property is being conveyed subject to the matters set forth on Exhibit “B” attached hereto and made a part hereof (the “Permitted Encumbrances”), reference to which shall not serve to reimpose the same.

TO HAVE AND TO HOLD the Property, together with any and all rights and appurtenances thereto in anywise belonging to Grantor, unto Grantee, its successors and assigns, FOREVER, and Grantor does hereby bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND all and singular the Property unto Grantee, its successors and assigns, against every person whosoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise, subject to the Permitted Encumbrances.

[Add Derivation Clause]

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Grantor has signed, sealed and delivered this deed, effective as of the day and year first written above.

GRANTOR:

FIATP TIMBER SSF LLC, a Delaware limited
liability company

By: ______________________(SEAL)
Name: _________________________
Its: ____________________________

Signed and Delivered
in the Presence of

Print Name: ____________________

Print Name: ____________________

[NOTARY ACKNOWLEDGMENT ON NEXT PAGE]

STATE OF _____________________    )
)    ACKNOWLEDGEMENT
COUNTY OF ___________________    )

I, _______________________________, a Notary Public in and for said County and State, hereby certify that _____________________________, whose name as the __________________________ of Grantor, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, s/he, as such officer and with full authority, executed the same voluntarily (on the day the same bears date) on behalf of such limited liability company for and as the act of such limited liability company.
Given under my hand and official seal on the _____ day of __________, 2016.

Notary Public
My commission expires:
(affix notary seal)
Exhibit A to Deed

Legal Description

[To be attached]

Exhibit B to Deed

Permitted Encumbrances

[Insert final list at Closing from PSA]

EXHIBIT C

Permitted Encumbrances

1.	Ad valorem taxes not yet due and payable.

2.
All previous reservations, exceptions and conveyances of record by Seller’s predecessors in title of oil, gas, associated hydrocarbons, minerals and mineral substances, and royalty and other minerals rights and interests.

3.	All matters that would be revealed by a current and accurate survey or inspection of the Property.

4.	Existing zoning and land use restrictions.

5.	Rights of parties in possession pursuant to the Unrecorded Encumbrances.

6.	The Pulpwood Supply Agreement, the Pulpwood Support Agreement, and the Stumpage Agreement

7.	Riparian rights of others in and to any creeks, rivers, lakes or streams located on or adjoining the Property.

i.	All matters and exceptions to title set forth in Seller’s vesting deed for the Property.

ii.	Access or lack of legal access to the Property.

8.	Existing road rights of way and the right of the public to use such roads.

9.	Existing railroad rights of way and easements.

10.	Existing utility easements and rights of way.

11.	All other matters appearing of record which do not materially and adversely affect the use of the Property as commercial timberlands.

12.	The Timber Cutting Agreements.

13.	[List specific exceptions listed in Purchaser’s final marked title commitment].

EXHIBIT D

Schedule of Unrecorded Encumbrances

Hunting Licenses

COUNTY	TRACT NAME	LICENSEE

Orangeburg	Branchville South	North Edisto Hunt Club
Orangeburg	Branchville North	North Edisto Hunt Club
Bamberg	Rivers Bridge South	Still Hunt Club
Bamberg	Rivers Bridge West	Still Hunt Club
Lexington	Justice	Henzler Hunt Club
Bamberg	Govan	Zorn Hunt Club
Orangeburg	Branchville South	Oxbow Hunting Club
Lexington	Lawson	Whitetail Hunt Club
Lexington	Branham Branch	Whitetail Hunt Club
Lexington	Sharpes Hill	Wilbur Hunt Club
Orangeburg	Willow Swamp	Swamp Water Hunt Club
Lexington	Cliff	Spires Hunt Club
Lexington	Calvery Church	Wise Hunt Club
Bamberg	Rivers Bridge East	Savannah Creek Hunt Club
Calhoun	Ott Sisters	Whip-O-Wil Hunt Club
Bamberg	Hudson Collier	Tony Hill Hunt Club
Bamberg	Burnside	Sandifer Hunt Club
Bamberg	Jolly West	River Hunt Club
Bamberg	Jolly East	River Hunt Club
Orangeburg	Widener	David Eidson Hunt Club
Bamberg	Wichman Cone West	Midway Hunt Club
Bamberg	Wichman Cone East	Midway Hunt Club
Bamberg	Little Salkehatchie	Flatwoods Hunt Club
Calhoun	Hwy 135	Spring Branch Hunt Club
Calhoun	Horse Neck	Spring Branch Hunt Club
Calhoun	Catalina	Spring Branch Hunt Club
Bamberg	Capernaum	Southern Pines Hunt Club
Orangeburg	Hwy 172	Lucas Hunt Club
Orangeburg	Bull Swamp	Lucas Hunt Club
Kershaw	Lloyd	Miller's Swamp Hunt Club
Richland	Murray 1	Jumping Run Hunt Club
Richland	Murray 3	Jumping Run Hunt Club
Richland	Murray 2	Jumping Run Hunt Club
Richland	McEntire	Tom's Creek Hunt Club
Richland	McEntire	Tom's Creek Hunt Club
Sumter	Bland	Summer Block Hunt Club
Sumter	Cuttino	Reed Hunt Club
Sumter	Upper East Wateree	Eastover Hunting & Fishing Club
Sumter	Lower East Wateree	Eastover Hunting & Fishing Club
Richland	McEntire	Gun Smoke Hunt Club
Richland	Murray 4	Cook's Mountain Hunt Club
Richland	Murray 9	Cook's Mountain Hunt Club
Richland	Murray 8	Cook's Mountain Hunt Club
Sumter	Petersfield	Petersfield Hunting Club
Sumter	Pocotaligo	Pine Oak Hunt Club
Richland	Mill Site # 2	Congaree Hunt Club
Richland	Mill Site	Congaree Hunt Club
Richland	Scarborough #1	Congaree Bluff Hunt Club
Richland	Scarborough #2	Congaree Bluff Hunt Club
Sumter	Goza #3	Buck Shot Hunt Club
Sumter	Goza #5	Buck Shot Hunt Club
Sumter	Goza #4	Buck Shot Hunt Club
Sumter	Goza #2	Buck Shot Hunt Club
Sumter	Goza #1	Buck Shot Hunt Club
Sumter	Upper East Wateree	Sugarberry Hunting Club
Sumter	Goza #5	Loose Knit Hunt Club

EXHIBIT E

Timber Cutting Agreements

Contract Num	County	Harvest Type	End Date	Sale Acres	Tracts
373-15-18	SUMTER	Clear Cut	7/14/2016	180	LOWER EAST WATEREE (13723010)
373-15-22	RICHLAND	Plantation row thinnin	10/2/2016	157	MURRAY #9 (13722560)
373-15-23	RICHLAND	Plantation row thinnin	10/6/2016	70	MURRAY #8 (13722550)
373-15-24	RICHLAND	Plantation row thinnin	10/8/2016	92	MURRAY #1 (13722480)
373-15-27	SUMTER	Clear Cut	12/10/2016	43.4	GOZA #1 (13722900)
373-16-2	RICHLAND	Select Thinning (i.e. c	1/12/2017	33.71	SCARBOROUGH #2 (13722590)

EXHIBIT F

Form Owner’s Affidavit

AFFIDAVIT AS TO LIENS AND POSSESSION

Personally appeared before me, the undersigned officer, ____________________, who, being first duly sworn, deposes and says on oath to the best of his actual knowledge, without independent investigation or inquiry, as follows:

1.    That he is the ________________ of __________________, a Delaware limited liability company ("Seller") and is duly authorized to make and give this Affidavit for and on behalf of Seller.

2.    That Seller is the owner of those certain tracts or parcels of real property located in
_________________________________________ Counties, South Carolina, being more particularly described on Exhibit A attached hereto and incorporated herein by reference, subject to the matters set forth on Exhibit B attached hereto and incorporated herein by reference (the "Property").

3.    Seller is lawfully seized and possessed of the Property and has a good right to convey it, that there are no unrecorded easements, leases or agreements affecting the Property except as set forth on Exhibit B attached hereto, and that there are no rights or claims of parties in possession, except as set forth on Exhibit B attached hereto.

4.    There are no pending suits, proceedings, judgments, bankruptcies or executions against Seller which might affect the Property, except as set forth on Exhibit B attached hereto and that there are no liens or claims thereof, inchoate or otherwise, by laborers, materialmen, or others for improvements on the Property which might affect the Property.

5.    No work, improvements or repairs have been made on the Property during the 125 days immediately preceding this date for which full payment has not been made, that there are no outstanding bills for labor and materials used in making improvements or repairs on the Property, or for services of architects, surveyors or engineers in connection therewith which have not been fully paid and there are no outstanding contracts for the making of improvements or repairs on the Property or on any property of which all or any portion of the Property is a part.

6.    Seller has received no notice of any default under any conditions, covenants or restrictions which affect the Property.

Sworn to and subscribed before                 ______________________________(SEAL)
me this _____ day of __________, 2016.

___________________________
Notary Public

My Commission Expires:

[Notary Seal]
EXHIBIT A

[To be inserted]

EXHIBIT B

1.	Ad valorem taxes not yet due and payable.

2.
All previous reservations, exceptions and conveyances of record by Seller’s predecessors in title of oil, gas, associated hydrocarbons, minerals and mineral substances, and royalty and other minerals rights and interests.

3.	All matters that would be revealed by a current and accurate survey or inspection of the Property.

4.	Existing zoning and land use restrictions.

5.	Rights of parties in possession pursuant to the Unrecorded Encumbrances.

6.	The Pulpwood Supply Agreement, the Pulpwood Support Agreement, and the Stumpage Agreement

7.	Riparian rights of others in and to any creeks, rivers, lakes or streams located on or adjoining the Property.

i.	All matters and exceptions to title set forth in Seller’s vesting deed for the Property.

ii.	Access or lack of legal access to the Property.

8.	Existing road rights of way and the right of the public to use such roads.

9.	Existing railroad rights of way and easements.

10.	Existing utility easements and rights of way.

11.	All other matters appearing of record which do not materially and adversely affect the use of the Property as commercial timberlands.

12.	The Timber Cutting Agreements.

13.	[List specific exceptions listed in Purchaser’s final marked title commitment].

EXHIBIT G

Form Assignment of Unrecorded Encumbrances

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment”) is made effective as of the _____ day of ________________, 2016, by ___________________________, a Delaware limited liability company ("Assignor"), and ______________________________, a _________________
(“Assignee”).

A.
Assignor and Assignee entered into that certain Purchase and Sale Agreement dated _____________________ (“Agreement”), pursuant to which Assignee agreed to purchase from Assignor certain property located in ______________________ Counties, South Carolina (the “Property”).

B.
Pursuant to the terms of the Agreement, Assignor desires to transfer to Assignee all of the rights, title and interest of Assignor in and to those leases, permits and unrecorded agreements set forth on Exhibit A attached hereto (the “Unrecorded Agreements”).

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the parties agree as follows:

i.
Assignment and Assumption. Subject to the terms of the Agreement, Assignor hereby sells, assigns, conveys, transfers and delivers unto Assignee, and Assignee assumes from Assignor, all of Assignor’s rights, title, interests and obligations in and to the Unrecorded Agreements. Assignee hereby accepts the assignment and agrees to faithfully perform all covenants, stipulations, agreements and obligations of Assignor under the Unrecorded Agreements.

ii.
Indemnification. Assignor agrees to indemnify, defend and hold Assignee harmless from and against any and all claims, damages, costs, expenses and liabilities (including, without being limited to, reasonable attorneys’ fees) of whatever kind or nature with respect to any claim, liability or obligation of the lessor thereunder accruing under the Unrecorded Agreements, to the extent such Unrecorded Agreements affect the Property, prior to the date hereof. Assignee agrees to indemnify, defend and hold Assignor harmless from and against any and all claims, damages, costs, expenses and liabilities (including, without being limited to, reasonable attorneys’ fees) of whatever kind or nature with respect to any claim, liability or obligation of the lessor thereunder accruing under the Unrecorded Agreements, to the extent such Unrecorded Agreements affect the Property, from and after the date hereof.

iii.	Severability. If any provision of this Assignment shall be held to be invalid or unenforceable, then the validity and enforceability of the remaining provisions shall not be affected thereby.

iv.	Binding Effect. This Assignment shall be binding upon the parties hereto and their respective successors and assigns and shall run with the title to the Property.

v.	Counterparts. This Assignment may be signed in one or more counterparts which, together, shall constitute one agreement.

6.    Governing Law. This Agreement shall be governed by and construed under the laws of the State of South Carolina without regard to conflicts-of-law principles that would require the application of any other law.

[signatures begin on the following page]

IN WITNESS WHEREOF, this Assignment is entered into by the undersigned parties effective as of the date first above written.

Assignor:

___________________________, a Delaware limited liability company

By:________________________________
Name:______________________________
Title:_______________________________

[signatures continue on the following page]

Assignee:

By:________________________________
Name:______________________________
Title:_______________________________

EXHIBIT A

[List of Unrecorded Agreements]

EXHIBIT H

Form Estoppel Agreement

ESTOPPEL AND RECOGNITION AGREEMENT

THIS ESTOPPEL AND RECOGNITION AGREEMENT (this “Agreement”) is executed as of ___________________, 2016, by INTERNATIONAL PAPER COMPANY, a New York corporation (“IP”), FIATP Timber LLC, a Delaware limited liability company, FIATP SSF Timber LLC, a Delaware limited liability company, FIATP SSF Parent, LLC, a Delaware limited liability company, and FIATP Parent, LLC, a Delaware limited liability company (collectively, the “Landowner”) to and for the benefit of COBANK, ACB, in its capacity as the administrative agent for the Lenders (as defined below) (in such capacity, “Administrative Agent”), and for the benefit of CatchMark Timber Trust, Inc., its subsidiaries and affiliates (collectively, “CatchMark”) with reference to the following recitals of fact:

A.
IP and Broad Arrow Timber Company LLC (“Supplier”) are parties to that certain Pulpwood Supply Agreement, dated November 3, 2006 (the “Supply Agreement”), wherein Supplier agreed to sell and IP agreed to purchase, on the terms and conditions set forth therein, certain quantities of pine pulpwood located on certain timberlands (the “Timberlands”) being more particularly described therein.

B.
In support of the Supply Agreement, Supplier and Landowner have entered into certain stumpage agreements, dated November 3, 2006 (the “Stumpage Agreements”), granting to Supplier certain cutting rights on the Timberlands.

C.
In further support of the Supply Agreement, IP and Landowner are parties to those certain Pulpwood Support Agreements (the “Support Agreements”) dated November 3, 2006, pursuant to which Landowner has granted certain rights to IP in support of the obligations of Supplier under the Supply Contract.

D.
Landowner and CatchMark are parties to those certain Purchase and Sale Agreements dated as of April __, 2016, wherein Landowner did agree to sell the Timberlands and assign the Stumpage Agreement, the Support Agreements and Supply Agreement (collectively, the “Contracts”) to CatchMark, and CatchMark did agree to purchase the Timberlands and assume the Contracts from Landowner.

E.
Pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of December 23, 2014 (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”), various financial institutions (collectively, the “Lenders”) and the Administrative Agent have made certain loans (collectively, the “Loan”) to CatchMark.

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which is hereby confirmed, the parties hereto agree and certify to and for the benefit of Administrative Agent as follows:

i.Assignment of Contracts. To the extent that consent is required under the Contracts, IP hereby acknowledges and consents to the following (a) the acquisition by CatchMark of all or substantially all of the Timberlands, (b) Supplier’s assignment of the Supply Contract to CatchMark, (c) Supplier’s assignment of the Stumpage Agreement to __________, (d) Landowner’s assignment of the Stumpage Agreement to CatchMark, and (e) Landowners assignment of the Support Agreements to CatchMark, (f) CatchMark’s grant and collateral assignment to Administrative Agent of all of its right, title and interest in and to the Contracts as security for the payment and performance of the obligations arising under the Loan, and (e) that Administrative Agent shall have the rights to assert and enforce any of the rights of CatchMark in accordance with the terms and provisions of the Contracts so collaterally assigned.

ii.Mortgage of Timberlands. IP further acknowledges that CatchMark shall encumber all of the Timberlands and the timber growing or to be grown thereon (the “Property”) by a Mortgage, Assignment of Leases and Rents and Security Agreement (or such other security agreement as Administrative Agent may require) in favor of Administrative Agent and that such encumbrance is permitted under and subject to the terms of the Contracts.

3.    Representations Regarding Contracts. IP hereby represents to CatchMark and Administrative Agent that (a) IP has not entered into any modification, amendment or assignment of the Contracts which materially change the Contracts since the date of execution, and no “Force Majeure Event”, “Change Event”, or “Change” as defined in the Contracts has occurred with respect to the Timberlands; (b) the only agreements or contracts currently in effect between IP and Landowner and/or Supplier with respect to the harvest of the Timberlands are the Contracts, and the Contracts comprise the entire agreement between the parties thereto; (c) the Supply Agreement and the Support Agreements were duly executed and delivered by IP and are the legal, valid and binding obligations of IP enforceable in accordance with their terms; (d) the Contracts are in full force and effect; (e) no default by IP exists under the Contracts and, to the knowledge of IP, no fact or circumstance exists under the Supply Agreement which, with the lapse of time or giving of notice or both, would constitute a default by IP under the Contracts; (f) no default by Landowner or Supplier exists under the Contracts and to the best of IP’s knowledge no fact or circumstance exists under the Contracts which, with the lapse of time or giving of notice or both, would constitute a default by Landowner or Supplier under the Contracts; and (g) IP has not previously assigned, whether absolutely, partially, conditionally, collaterally or otherwise or by operation of law, or otherwise transferred its interests under the Contracts.
4.    Mortgagee Protections.
(a)IP shall provide Administrative Agent with a copy of any default notice it provides under the Contracts concurrently with the giving of such notice. IP’s failure to provide a copy of such notice(s) to Administrative Agent shall not invalidate the notice sent or received; provided, however, that IP shall not be entitled to exercise any related remedies under the Contracts nor shall Administrative Agent’s cure period set forth in Section 4(b) commence until Administrative Agent has been provided with a copy of the related notice.
(b)    After receipt by Administrative Agent of notice of default by IP under the Contracts as set forth above, Administrative Agent shall have the right, in its sole discretion and option, but not the obligation, to cure such default within the Contract terms.
(c)    In the event of:
(i)    the institution of any foreclosure, trustee’s or power of sale or other like proceeding with respect to the Timberlands,
(ii)    the appointment of a receiver for CatchMark or the Timberlands,
(iii)    the exercise of rights to collect rents under any of the Security Documents,
(iv)    the recording by Administrative Agent of a deed in lieu of foreclosure for all or any portion of the Timberlands, or
(i)    any transfer or abandonment of possession of all or any portion of the Timberlands to Administrative Agent in connection with any proceedings affecting CatchMark under the United States Bankruptcy Code or any other applicable law or regulation (any such action in the preceding clauses is herein called a “Transfer”, and Administrative Agent or any other party acquiring title to the Timberlands in connection with a Transfer or from any party who acquired title in such manner is herein called a “Transferee”), then the Contracts shall continue in full force and effect, subject to the terms of this Agreement, as if the Transferee were the original party to the Contracts, and IP shall recognize the Transferee as CatchMark’s successor thereunder.
The Contracts shall continue in full force and effect after such Transferee acquires title to the Timberlands upon all the terms, covenants and conditions contained therein, including the provisions for segregating the Contracts and IP shall render performance to Transferee under the Contracts, except that the Transferee shall not be (1) liable for any monetary damages or defenses, or defaults under the Contracts (except and only to the extent and for the period that any default continues uncured after such acquisition unless such default is impossible for Transferee to cure), resulting from any previous act or omission by CatchMark or IP; (2) subject to any offset or defense which IP might have against CatchMark; (3) bound by any prepayments by IP (other than prepayment made to such Transferee); or (4) liable for any obligations pertaining to timberlands other than the Property. If Administrative Agent or its affiliate acquires title to the Property and thereafter sells or transfers its interest in the Property, Administrative Agent or such affiliate shall have no obligations under the Contracts following the sale or transfer of the Property by Administrative Agent or such affiliate.
(d)    IP hereby warrants and represents, covenants and agrees to and with Administrative Agent that: (i) IP has no charge, lien, claim or offset of any kind and will not prepay any payments due under the Contracts; except as expressly permitted in the Contracts; (ii) IP is unaware of any charge, lien, claim or offset of any kind or any prepayment of any payments due under the Contracts; and (iii)  IP agrees, and CatchMark hereby irrevocably directs and authorizes IP, to make any payments due from IP to CatchMark under the Contracts directly to Administrative Agent upon receipt of any written notice from Administrative Agent of the existence of an Event of Default under any of the documents evidencing or securing the Loan. IP agrees that it shall not, without written consent of Administrative Agent, which shall not be unreasonably withheld or delayed, amend any of the Contracts to (1) exceed the term of such Contract, (2) increase the volume requirements set forth in such Contracts, or (3) materially amend the pricing mechanism in manner that does not reflect market based price.
5.    Miscellaneous. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by such party taking such action of compliance by any other party with any covenant or agreement contained herein. The failure of a party to assert any of its rights hereunder shall not constitute a waiver of such rights nor in any way affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every provision of this Agreement. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.
6.    No Obligation of Administrative Agent. The parties further agree that Administrative Agent shall in no event have any liability or obligation for payment or performance in favor of IP or any of the other parties hereto under any of the Contracts, except to the extent provided herein if Administrative Agent shall become a Transferee.
7.    Notices. Notices hereunder shall be given as follows:
Administrative Agent:     CoBank, ACB
5550 South Quebec Street
Greenwood Village, Colorado 8111
Attention: Syndications Coordinator, Corporate
Finance Division

CatchMark:            c/o CatchMark Timber Trust, Inc.
5 Concourse Parkway, Suite 2325
Atlanta, GA 30328

IP:                Vice President, Fiber Procurement
International Paper Company
International Place Towers
6400 Poplar, Memphis, TN 38197

with a copy to:            Senior Vice-President
General Counsel
International Place Towers
6400 Poplar, Memphis, TN 38197
Attention: Legal Department

or to such other address as either party may designate for itself by like notice given in accordance with this Section.
Except for any notices, demands, requests or other communications required under applicable law to be given in another manner, any notices, demands, requests or other communications with respect to this Agreement shall be in writing and delivered personally, mailed by United States Postal Service certified or registered mail or sent by a nationally recognized courier service such as Federal Express and properly addressed in accordance with this Section and shall be deemed given upon receipt or refusal to accept. Any party may at any time change its address for such notices by delivering or mailing to the other party hereto, as aforesaid, a notice of such change.
1.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which, when taken together, shall constitute one and the same instrument.
2.    Further Assurances. The parties further agree to (i) execute such affidavits and certificates as Administrative Agent shall reasonably require to further evidence the agreements herein contained, and (ii) on request from Administrative Agent, furnish Administrative Agent with copies of such information as the parties are entitled to receive under the Supply Agreement.
3.    Successors and Assigns. The parties agree that this Agreement and the parties’ obligations hereunder shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of Administrative Agent and its successors and assigns.

(Signatures follow on next page)

IN WITNESS WHEREOF, the parties hereby execute this Agreement to and for the benefit of each other and Administrative Agent as of the date first set forth above.

IP: INTERNATIONAL PAPER COMPANY, a New York Corporation By: Name: Title:

LANDOWNER: FIATP PARENT LLC, a Delaware limited liability company By: ________________________ Name: ______________________ Title: _______________________

LANDOWNER: FIATP SSF PARENT LLC, a Delaware limited liability company By: ________________________ Name: ______________________ Title: _______________________

LANDOWNER: FIATP SSF TIMBER LLC, a Delaware limited liability company By: ________________________ Name: ______________________ Title: _______________________

LANDOWNER: FIATP TIMBER LLC, a Delaware limited liability company By: ________________________ Name: ______________________ Title: _______________________

Schedule 7

Schedule 7 Property

RECS

•
TP- Olde English MU- McMeekin Tract- a former Harrison’s rest Stop (gas station) adjacent. The station was identified as in an incident-related database. Two monitoring wells were located on the property, but it stopped service in 1994.

•
SSF- Sumter MU Murray Tract- Northeast Sanitary Landfill is an active municipal solid waste landfill adjacent to the tract in Richland County. According to a 2004 SCDHEC Groundwater Contamination Inventory available online this land fill had a volatile organic compound groundwater contamination and remedial activities were being conducted.

AOC

•
SSF- Sumter- Goza Farm Tracts- onsite former land application area along Goza and Outlaw Road. Union Camp was issued a permit to land apply sludge and fly ash from a Union Camp paper mill to areas along Goza and Outlaw Road almost 15-17 years ago.

•	Landfills and Dumps within the same county as some of the TP tracts in Bamberg and Richland County.

SGR/13818384.2